EXHIBIT 10.4
OMEGA FINANCIAL CORPORATION/OMEGA BANK, NATIONAL ASSOCIATION
SALARY CONTINUATION AGREEMENT
     THIS AGREEMENT is made this 7th day of November, 2007, by and among Omega Financial Corporation, a Pennsylvania corporation (“OFC”), Omega Bank, National Association (“Bank”) (OFC and the Bank are collectively referred to herein as the “Company”) and Daniel L. Warfel (the “Officer”).
WITNESSETH
     WHEREAS, on March 1, 2000, the Bank, a wholly owned subsidiary of OFC, and the Officer entered into a deferred compensation agreement titled “Omega Bank, National Association Salary Continuation Agreement,” and on December 23, 2003, a “First Amendment to the Omega Bank, National Association Amended and Restated Salary Continuation Agreement” and further, on December 18, 2006, a “Second Amendment to the Omega Bank, National Association Amended and Restated Salary Continuation Agreement” (collectively “Agreement”);
     WHEREAS, the Bank entered into the Agreement to encourage the Officer to remain an employee of the Bank by providing salary continuation benefits to the Officer payable from its general assets or the Omega Bank, National Association, Rabbi Trust Agreement dated March 1, 2000;
     WHEREAS, OFC has employed the Officer and hereby agrees that the benefits payable to the Officer under the Agreement are the joint and several obligations of OFC and the Bank; and
     WHEREAS, the Company and the Officer desire to further amend and restate the Agreement to make certain changes to the Agreement as provided herein, including certain changes to bring the Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and changes permitted under applicable guidance.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Officer agree as follows:
Article 1
Definitions
     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
     1.1 “Annual Compensation” means the W-2 remuneration the Officer receives as base salary, but before deductions authorized by the Officer or required by law to be withheld from the Officer, such as income taxes or Social Security taxes, for the performance of services for the Company or any other entity with which OFC would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations) or Code Section 414(c) (employees of partnerships etc. under common control).

     1.2 “Change in Control” means as defined herein: (a) a Change in the Ownership of a Corporation; (b) a Change in the Effective Control of a Corporation; or (c) a Change in the Ownership of a Substantial Portion of a Corporation’s Assets. These events are intended to be coterminous with the definitions thereof in Treas. Reg. 1.409A-3, except as modified herein with regard to certain threshold percentages and shall otherwise be construed in a manner that complies with Code Section 409A.
     A Change in the Ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as described below), acquires ownership of stock of OFC that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of OFC. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of OFC, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a Change in the Effective Control of a Corporation). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property shall constitute an acquisition of stock for purposes of this definition. The event described herein shall occur when there is a transfer of stock of OFC (or issuance of stock of OFC) and stock in OFC remains outstanding after the transaction. The event described herein shall not occur if any one person, or more than one person acting as a group, is considered to effectively control OFC (ownership of stock of OFC possessing 30% or more of the total voting power of the stock of OFC) and the same person or persons acquire additional control of OFC.
     A Change in the Effective Control of a Corporation occurs on the date that either (a) any one person, or more than one person acting as a group (as described below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of OFC possessing thirty percent (30%) or more of the total voting power of the stock of OFC; or (b) a majority of members of OFC’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of OFC’s board of directors before the date of the appointment or election. If any one person, or more than one person acting as a group, is considered to effectively control OFC as described herein, the acquisition of additional control of OFC by the same person or persons does not constitute a Change in the Effective Control of a Corporation.
For purposes of Change in the Ownership of a Corporation and Change in the Effective Control of a Corporation, persons will not be considered to be acting as a group solely because they purchase stock of OFC at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with OFC. If a person, including an entity, owns stock in both a corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

     A Change in the Ownership of a Substantial Portion of a Corporation’s Assets occurs on the date that any one person or more than one person acting as a group (as described below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from OFC that have a total gross fair market value equal to or more than ninety-five percent (95%) of the total gross fair market value of all of the assets of OFC immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of OFC, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
No Change in the Ownership of a Substantial Portion of a Corporation’s Assets occurs: (a) if there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer or (b) if the assets are transferred to – (1) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the corporation; (3) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the corporation; or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned directly or indirectly, by a person described in clause (3).
For purposes of a Change in the Ownership of a Substantial Portion of a Corporation’s Assets, persons will not be considered to be acting as a group solely because they purchase assets of the corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
     1.3 “Code” means the Internal Revenue Code of 1986, as amended.
     1.4 “Disability” means, if the Officer is covered by a Company sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Officer is not covered by such a policy, Disability means the inability to substantially perform the usual and regular duties performed by the Officer as an employee of the Company. Such disability may be caused by either illness or injury and includes mental disabilities. For purposes of this Agreement, the determination of the Officer’s disability shall be made solely by the board of directors of OFC without participation by the presumed disabled Officer. Such determination by the board of directors shall be final and conclusive on all parties hereto. As a condition to receiving any Disability benefits, OFC may require the Officer to submit to such physical or mental evaluations and tests as the board of directors OFC deems appropriate.
     1.5 “Early Retirement Age” means the Officer’s 55th birthday.
     1.6 “Effective Date” means January 1, 2000. The effective date of this amendment and restatement shall be the date of the execution of this document.
     1.7 “Normal Retirement Age” means the Officer’s 62nd birthday.

     1.8 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.
     1.9 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.
     1.10 “Termination of Employment” means that (A) the Officer ceases to be employed by OFC and any other entity with which OFC would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations) or Code Section 414(c) (employees of partnerships etc. under common control) (“OFC Group”) for any reason whatsoever, voluntary, involuntary, excluding death, or (B) the level of bona fide service the Officer provides after a certain date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period.
Article 2
Lifetime Benefits
     2.1 Normal Retirement Benefit. In lieu of any other benefit under this Agreement, upon the Officer’s Termination of Employment on or after the Normal Retirement Age for reasons other than death and prior to the date a Change in Control occurs with regard to OFC, the Company shall pay to the Officer a single sum payment equal to the amount that results from the application of the following steps (“Normal Retirement Benefit”):
     I. Calculate an annual benefit payable for a term certain of 15 years equal to seventy-five percent (75%) of the Officer’s average Annual Compensation for the previous five (5) full calendar years ending immediately prior to such Termination of Employment reduced by the following amounts (A + B + C) where
     A = (Social Security) equals 50 percent of the estimated annual primary Social Security benefit payable to the officer at age 65 calculated as of the date of such Termination of Employment without regard to any compensation after such Termination of Employment
     B = (401(k) Plan) equals 100 percent of the estimated 15-year annuity that could be purchased with the value of the Officer’s vested matching contribution account under the Omega Financial Corporation 401 (k) Profit Sharing Plan as of the date of such Termination of Employment. The annuity is to be calculated using an annual interest rate equal to the 10-year Treasury Note rate plus 150 basis points, compounded monthly.
     C = (ESOP) equals 100 percent of the estimated 15-year annuity that could be purchased with the value of the Officer’s vested account under the ESOP as of the date of such Termination of Employment. The annuity is to be calculated using an annual interest rate equal to the 10-year Treasury Note rate plus 150 basis points, compounded monthly.
          II. Calculate the present value of the amount determined under I. above.
For all purposes under this Agreement, the calculation of present value or actuarial equivalent shall be made using a discount rate equal to the 10-year Treasury note rate plus 150 basis points and monthly compounding.

     2.1.1 Payment of Benefit. The Company shall pay the Normal Retirement Benefit to the Officer in a single sum on the first day of the month following the Officer’s Normal Retirement Date.
     2.2 No Early Termination Benefit. Upon the Officer’s Termination of Employment prior to Early Retirement Age for reasons other than death or Disability, the Officer shall have no right to any benefit under this Agreement.
     2.3 Early Retirement Benefit. In lieu of any other benefit under this Agreement, upon the Officer’s Termination of Employment on or after the Early Retirement Age and prior to (1) Normal Retirement Age for reasons other than death or Disability and (2) the date a Change in Control occurs with regard to OFC, the Company shall pay to the Officer the actuarial equivalent of the Normal Retirement Benefit that has accrued as provided in this Section 2.3 (“Early Retirement Benefit”).
     2.3.1 Amount of Benefit. The amount of the Normal Retirement Benefit that has accrued at any point in time shall be determined assuming that the Normal Retirement Benefit accrues on a monthly basis ratably over the period beginning at age 55 and ending on the Officer’s Normal Retirement Age using a numerator equal to the number of full months of service between age 55 and the date of Termination of Employment and a denominator equal to 84.
     2.3.2 Payment of Benefit. The Company shall pay the Early Retirement Benefit to the Officer in a single sum on the first day of the month following such Termination of Employment of the Officer.
     2.4 Disability Benefit. In lieu of any other benefit under this Agreement, upon the Officer’s Termination of Employment by reason of Disability prior to Normal Retirement Age, the Company shall pay to the Officer the benefit described in this Section 2.4 (“Disability Benefit”).
     2.4.1 Amount of Benefit. The Disability Benefit is the Normal Retirement Benefit described in Section 2.1.1.
     2.4.2 Payment of Benefit. The Company shall pay the Disability Benefit to the Officer in a single sum on the first day of the month following the Officer’s Termination of Employment by reason of Disability.
     2.5 Change of Control Benefit. In lieu of any other benefit under this Agreement, upon a Change in Control with regard to OFC and provided that the Officer is employed by a member of the OFC Group on such date, the Company shall pay to the Officer a single sum payment equal to the amount that results from the application of the following steps (“Change in Control Benefit”):
     I. Calculate an annual benefit payable for a term certain of 15 years equal to seventy-five percent (75%) of the Officer’s average Annual Compensation for the previous five (5) full calendar years ending immediately prior to the calendar year in which the date of the Change in Control occurs reduced by the following amounts (A + B + C) where

     A = (Social Security) equals 50 percent of the estimated annual primary Social Security benefit payable to the officer at age 65 calculated as of the Applicable Time without regard to any compensation after such change in control
     B = (401(k) Plan) equals 100 percent of the estimated 15-year annuity that could be purchased with the value of the Officer’s vested matching contribution account under the Omega Financial Corporation 401 (k) Profit Sharing Plan as of the Applicable Time. The annuity is to be calculated using an annual interest rate equal to the 10-year Treasury Note rate plus 150 basis points, compounded monthly.
     C = (ESOP) equals 100 percent of the estimated 15-year annuity that could be purchased with the value of the Officer’s vested account under the ESOP as of the Applicable Time. The annuity is to be calculated using an annual interest rate equal to the 10-year Treasury Note rate plus 150 basis points, compounded monthly.
          II. Calculate the present value of the amount determined under I. above as of age 62.
          III. Calculate the present value of the amount determined under II. above as of the date the Change in Control occurs.
     Applicable Time means the day immediately preceding the day that information relating to the event that constitutes the Change in Control becomes public as determined by the board of directors of OFC in its sole discretion.
     2.5.1 Payment of Benefit. The Company shall pay the Change in Control Benefit to the Officer in the form of a single sum on the date of such Change in Control.
     2.6 Delayed Payment Date. Notwithstanding anything contained herein to the contrary, if the Officer is a “specified employee” as defined in Code Section 409A with regard to the benefits hereunder, as determined by OFC in its sole discretion, and delayed payment is necessary to avoid the imposition of taxes on the Officer under Code Section 409A, such payments or benefits that would otherwise have been paid hereunder before the date that is six (6) months plus one day after the date of the Officer’s termination of employment (“Delayed Payment Date”) shall not be made before the Delayed Payment Date and shall be paid by the Company on the first regular payroll date following the Delayed Payment Date; however, in the event of the Officer’s death, the delayed payment shall be aid on the first regular payroll date following the date of the Officer’s death.
Article 3
Death Benefits
     3.1 Death during Active Service. If the Officer dies prior to his Termination of Employment, the Bank (notwithstanding anything contained herein in this Agreement to the contrary, the obligation under this Section is not joint and several with OFC) shall pay to the Officer’s beneficiary the benefit described in the Split Dollar Agreement and Endorsement attached as Addendum A between the Bank and the Officer. However, in the event that death occurs on the date of a Change in Control which results in the payment of the Change in Control

Benefit under Section 2.5, the Bank shall have no obligation to make any payment with regard to the Officer under this Section.
     3.2 Death during Benefit Period. If the Officer dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Officer’s beneficiary at the same time and in the same amounts they would have been paid to the Officer had the Officer survived.
     3.3 Death After Termination of Employment But Before Benefit Payments Commence. If the Officer is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the benefit payments to the Officer’s beneficiary that the Officer was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Officer’s death.
Article 4
Beneficiaries
     4.1 Beneficiary Designations. The Officer shall designate a beneficiary by filing a written designation with the Company. The Officer may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Officer and accepted by the Company during the Officer’s lifetime. The Officer’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Officer, or if the Officer names a spouse as beneficiary and the marriage is subsequently dissolved. If the Officer dies without a valid beneficiary designation, all payments shall be made to the Officer’s estate. This amendment and restatement of the Agreement shall not effect any beneficiary designation that the Officer has heretofore made and filed with the Company.
     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.
Article 5
General Limitations
     5.1 Termination for Just Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Officer’s employment for theft, fraud, embezzlement or willful misconduct causing significant property damage to the Company or personal injury to another employee.
     5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Officer commits suicide within two years after the date of this Agreement, or if the Officer has made any material misstatement of fact on any application for life insurance purchased by the Company.

Article 6
Claims and Review Procedures
     6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim under this Agreement (the “Claimant”) in writing, within 90 days of Claimant’s written application for benefits, of his eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his claim, and a description of why it is needed, and (4) an explanation of this Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If The Company determines that there are special circumstances requiring additional time to make a decision, The Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.
     6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle his to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.
Article 7
Amendments and Termination
     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Officer.
Article 8
Miscellaneous
     8.1 Binding Effect. This Agreement shall bind the Officer and OFC and the Bank, jointly and severally, and their beneficiaries, survivors, executors, successors, administrators and transferees.
     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Officer the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Officer. It also does not require the Officer to remain an employee nor interfere with the Officer’s right to terminate employment at any time.

     8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
     8.4 Reorganization. The Company shall not merge or consolidate into or with another entity, or reorganize, or sell substantially all of its assets to another entity, firm, or person unless such succeeding or continuing entity, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor of each entity that constitutes the Company.
     8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
     8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.
     8.7 Unfunded Arrangement. The Officer and his beneficiary, if applicable, are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Officer’s life is a general asset of the Company to which the Officer and beneficiary have no preferred or secured claim, however, any insurance policy may be held in the Omega Bank, National Association, Rabbi Trust Agreement dated March 1, 2000 and subject to the terms and conditions of said trust.
     8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Officer as to the subject matter hereof. No rights are granted to the Officer by virtue of this Agreement other than those specifically set forth herein.
     8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:
     (a) Interpreting the provisions of the Agreement;
     (b) Establishing and revising the method of accounting for the Agreement;
     (c) Maintaining a record of benefit payments; and
     (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.
     8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     8.11 Code Section 409A Matters. This Agreement is intended to comply with Code Section 409A and applicable guidance thereunder, including but not limited to Notice 2007-86 and Notice 2007-78, and the provisions of this Agreement shall be construed in accordance with that intention so as to avoid any adverse tax consequence to the Officer. Any provision required for compliance with Code Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein. In the event that the Officer become liable for interest or additional tax under Code Section 409A, the Company shall pay to the Officer an additional amount (the “409A Gross-Up Payment”) equal to the additional tax and interest plus any related federal, state and local income, excise, and employment taxes. The intent of the 409A Gross-Up Payment is to ensure that the Officer does not bear the cost of the imposition of such additional tax and interest under Code Section 409A. Payment of a 409A Gross-Up Payment must be claimed by the Officer so as to permit payment, and such payment shall be made, by the end of the Officer’s taxable year next following the Officer’s taxable year in which the Officer remits the related tax; however, the payment shall be subject to the six month delay rule as provided in Section 2.6. Notwithstanding anything contained herein to the contrary, no payment hereunder shall be made prior to January 15, 2008 if such payment would violate the transition rules regarding the time and form of payment as set forth in Notice 2007-86.
     8.12 4A. Tax Gross-Up. (a) If any of the payments or benefits received or to be received by the Employee in connection with a Change in Control, as defined above, under this Agreement and any other plan, program, agreement or arrangement (such payment or benefits, excluding the Gross-Up Payment, being referred to herein as “Total Payments”) would be subject to the excise tax under Code Section 4999 (“Excise Tax”), the Employer shall pay to the Employee an additional amount (the “Gross-Up Payment”) equal to the Excise Tax plus any related federal, state and local income, excise, and employment taxes. The intent of the Gross-Up Payment is to ensure that the Employee does not bear the cost of the Excise Tax or tax associated with the Employer’s reimbursement of the Excise Tax.
          (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of the Excise Tax, (1) all of the Total Payments shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2) unless, in the opinion of tax counsel selected by the Employer and reasonably acceptable to the Employee (“Tax Counsel”), such payments in whole or in part do not constitute parachute payments, including by reason of Code Section 280G(b)(4)(A), (2) all “excess parachute payments” within the meaning of Code Section 280G (b) (1) shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Code Section 280G(b)(4)(B)) in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such payment, or are otherwise not subject to the Excise Tax, and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Code Sections 280G(d)(3) and (4). For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the Termination Date net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
          (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Employee shall repay the Employer, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Employee, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Employee’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Code Section 1274(b)(2)(B). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employer shall make an additional Gross-Up Payment in respect of such excess plus any interest, penalties or additions payable by the Employee with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Employee and the Employer shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. The Gross-Up Payment or additional Gross-Up Payment shall be made by the end of the Employee’s taxable year next following the Employee’s taxable year in which the Employee remits the related taxes.
     IN WITNESS WHEREOF, the parties hereto have signed this Agreement the day and year written above.

OFFICER:	OMEGA FINANCIAL CORPORATION

/s/ Daniel L. Warfel	By:	/s/ David B. Lee

Daniel Warfel		Name: David B. Lee
Title: Chairman of the Board

OMEGA FINANCIAL CORPORATION
By:	/s/ Robert A. Szeyller
	Name:	Robert A. Szeyller
	Title:	Chairman of the Compensation Committee

OMEGA BANK, NATIONAL ASSOCIATION
By:	/s/ David B. Lee
	Name:	David B. Lee
	Title:	Chairman of the Board